EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Option Agreement and Restricted Stock Purchase Agreement of Phoenix Technologies Ltd. of our reports dated December 28, 2005, with respect to the consolidated financial statements and schedule of Phoenix Technologies Ltd. included in its Annual Report (Form 10-K) for the year ended September 30, 2005, Phoenix Technologies Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Phoenix Technologies Ltd., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

September 22, 2006